UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 26, 2012

WaferGen Bio-systems, Inc.

Nevada	333-136424	90-0416683
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

7400 Paseo Padre Parkway Fremont, CA	94555
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 651-4450

Not Applicable
(Former name or former address, if changed since last report.)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 26, 2012, WaferGen Bio-systems, Inc. (the “Company”) terminated the employment of Mona Chadha, the former Chief Operating Officer, Executive Vice President, Marketing and Business Development and Secretary of the Company, and the employment of Donald Huffman, the former Chief Financial Officer of the Company. Ms. Chadha will receive the severance benefits set forth in her employment agreement attached as an exhibit to the Company’s Form 10-Q filed on November 13, 2009. Mr. Huffman will receive severance equal to three months of his base salary paid in the form of salary continuance in exchange for a release of claims in favor of the Company.

Effective March 26, 2012, John Harland, the Company’s Director of Finance, was appointed the Company’s Interim Chief Financial Officer and Vice President of Finance. Mr. Harland, age 60, has served as the Company’s Director of Finance and Corporate Controller since June 2011 and has 29 years of experience in senior financial roles at biotechnology, medical device and other high-technology companies. Prior to joining the Company, from April 2010 to June 2011, he served as a financial consultant to emerging growth companies. From October 2008 to April 2010, he served as vice president, finance and administration for Trinity Biosystems, Inc., and from June 2006 to October 2008, he served as chief financial officer for Light Dimensions, Inc., a maker of LED-based skincare devices. Mr. Harland has served as chief financial officer for four companies that completed initial public offerings during his term of service, including Alliance Fiber Optic Products, Inc., Neurobiological Technologies, Inc., Cardiovascular Imaging Systems, Inc. and Circadian, Inc. Mr. Harland began his career as an auditor at Arthur Young & Company and holds an M.A. in Business Studies and Natural Sciences from Cambridge University and an M.B.A. in Taxation and Finance from Golden Gate University.

There is no family relationship between Mr. Harland and any director or executive officer and, outside of his employment relationship, he is not a party to any current or proposed transaction with the Company for which disclosure is required under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WaferGen Bio-systems, Inc.
Date: March 28, 2011	By:	/s/ Ivan Trifunovich
Ivan Trifunovich
President and Chief Executive Officer